Filed Pursuant to Rule 433

Registration Statement No. 333-188933

Issuer Free Writing Prospectus dated June 3, 2013

Relating to Preliminary Prospectus Supplement dated June 3, 2013

Pricing Term Sheet

1.875% Notes due 2018

2.650% Notes due 2020

3.375% Notes due 2023

The information in this pricing term sheet relates only to the offering of securities described herein (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated June 3, 2013 relating to the Notes Offering, including the documents incorporated by reference therein, and (ii) the accompanying prospectus dated May 30, 2013, each filed with the Securities and Exchange Commission. The information in this pricing term sheet supplements the preliminary prospectus supplement and supersedes the information in the preliminary prospectus supplement to the extent inconsistent with the information in the preliminary prospectus supplement.

Issuer:	EMC Corporation

Securities:	1.875% Notes due 2018 (the “2018 Notes”) 2.650% Notes due 2020 (the “2020 Notes”) 3.375% Notes due 2023 (the “2023 Notes”)

Offering Format:	SEC Registered

Principal Amount:	$2,500,000,000 of the 2018 Notes $2,000,000,000 of the 2020 Notes $1,000,000,000 of the 2023 Notes

Maturity Date:	June 1, 2018 for the 2018 Notes June 1, 2020 for the 2020 Notes June 1, 2023 for the 2023 Notes

Coupon:	1.875% per year for the 2018 Notes 2.650% per year for the 2020 Notes 3.375% per year for the 2023 Notes

Price to Public:	99.943% of principal amount for the 2018 Notes 99.760% of principal amount for the 2020 Notes 99.925% of principal amount for the 2023 Notes

Yield to Maturity:	1.887% for the 2018 Notes 2.688% for the 2020 Notes 3.384% for the 2023 Notes

Spread to Benchmark Treasury:	+85 bps for the 2018 Notes +115 bps for the 2020 Notes +125 bps for the 2023 Notes

Benchmark Treasury:	UST 1.000% due May 31, 2018 for the 2018 Notes UST 1.375% due May 31, 2020 for the 2020 Notes UST 1.750% due May 15, 2023 for the 2023 Notes

Benchmark Treasury Price:	99-26 1/4 for the 2018 Notes 98-29+ for the 2020 Notes 96-18+ for the 2023 Notes

Benchmark Treasury Yield:	1.037% for the 2018 Notes 1.538% for the 2020 Notes 2.134% for the 2023 Notes

Interest Payment Dates:	Semi-annually on June 1 and December 1, commencing on December 1, 2013

Make-Whole Call Redemption:	+15 bps for the 2018 Notes +20 bps for the 2020 Notes +20 bps for the 2023 Notes

Par Redemption:	Not applicable for the 2018 Notes Not applicable for the 2020 Notes On or after March 1, 2023 (3 months prior to the maturity date) for the 2023 Notes

Day Count Convention:	30 / 360

Pricing Date:	June 3, 2013

Settlement Date:	June 6, 2013 (T+3)

CUSIP / ISIN:	268648 AP7 / US268648AP77 for the 2018 Notes 268648 AQ5 / US268648AQ50 for the 2020 Notes 268648 AN2 / US268648AN20 for the 2023 Notes

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Expected Ratings:	A1 (Stable Outlook) by Moody’s Investors Service, Inc. A (Stable Outlook) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:

Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith

                       Incorporated

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Morgan Stanley & Co. LLC

RBS Securities Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

Co-Managers:

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

ING Financial Markets LLC

PNC Capital Markets LLC

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Banca IMI S.p.A.

Evercore Group L.L.C.

Jefferies LLC

KeyBanc Capital Markets Inc.

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Needham & Company, LLC

Raymond James & Associates, Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc.

SMBC Nikko Capital Markets Limited

The Williams Capital Group, L.P.

Pro Forma Ratio of Earnings to Fixed Charges:	The Issuer’s pro forma ratio of earnings to fixed charges, after giving effect to this offering, would have been 20.22x for the three months ended March 31, 2013 and 27.03x for the twelve months ended December 31, 2012.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

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